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                             ARTICLES OF CORRECTION
                                       OF
                         HOUSTON INTERWEB DESIGN, INC.

     This correction is submitted pursuant to article 1302-7.01, Texas Miscellaneous Corporation Laws Act for a corporation to correct a document which is an inaccurate record of the entity action, contains an inaccurate or erroneous statement, or was defectively or erroneously executed, sealed, acknowledged or verified.

                                   ARTICLE ONE

     The name of the entity is Houston Interweb Design, Inc.

                                   ARTICLE TWO

     The document to be corrected is the Articles of Amendment to the Articles of Incorporation which was filed in the Office of the Secretary of State on the 2nd day of October, 1998.

                                  ARTICLE THREE

     The inaccuracy, error, or defect to be corrected is found in the last paragraph and states the following: The amendments were adopted by the majority shareholders, who voted 13,183,500 shares in favor of the adoption out of 15,279,000 shares outstanding and entitled to vote on September 2, 1998.

                                  ARTICLE FOUR

     As corrected, the inaccurate, erroneous, or defective portion of the document reads as follows: The amendments were adopted by the majority shareholders, who voted 13,183,500 shares in favor of the adoption out of 16,123,800 shares outstanding and entitled to vote on September 2, 1998.



                                   /s/ Lee A. Magness
                                   ---------------------------------------
                                   Lee A. Magness, Chief Financial Officer